Exhibit 99.1

W&T Offshore Announces Executive Management Changes

HOUSTON, Nov. 6, 2018 /PRNewswire/ — W&T Offshore, Inc. (NYSE: WTI) today announced certain executive management changes within the Company, effective immediately.

The Company announced the appointment of Janet Yang to Executive Vice President and Chief Financial Officer, following her appointment as acting Chief Financial Officer in August 2018. Ms. Yang will also assume the role of Principal Accounting Officer of the Company. Additionally, the Company announced the promotions of David M. Bump from Vice President to Executive Vice President, Drilling, Completions and Facilities and William J. Williford from Vice President to Executive Vice President and General Manager of Gulf of Mexico.

The Company also announced the departure of Thomas P. Murphy, Senior Vice President and Chief Operations Officer. Mr. Bump and Mr. Williford will be assuming the duties of Mr. Murphy.

Tracy Krohn, W&T Offshore’s Chairman and CEO, stated, “These leadership changes support our vision for the next phase of our Company’s success. Janet has demonstrated strong leadership in key strategic initiatives of the Company over the years, including our recently successful corporate debt reduction and refinancing as well as our drilling joint venture announced earlier this year. We appreciate her hard work and have complete confidence in her abilities to continue to effectively lead our financial operations. I am pleased to have her permanently move into the CFO role.

“We are also announcing the well-deserved promotions of David and William to Executive Vice President positions. They have both proven themselves to be highly effective and valuable leaders at W&T, and we are confident that they will continue to create value for the Company going forward. While we appreciate Tom’s many contributions over the last several years and wish him well in his next endeavors, David and William are well prepared and have assumed his previous responsibilities to advance our growth.”

Janet Yang joined W&T in 2008 and was appointed acting Chief Financial Officer in August 2018. Previously she was Finance Manager and in 2012 became Director, Strategic Planning & Analysis, a position she held until being appointed Vice President, Corporate & Business Development in 2017. Ms. Yang has over 16 years of finance, investment, capital markets and strategy experience in the energy industry. Prior to joining W&T, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy. Ms. Yang received a B.A. in Economics from Rice University and an M.B.A. with concentrations in Finance and Accounting from The University of Chicago Booth School of Business.

David M. Bump joined the company in April 2014 as Vice President, Drilling and Completions. Mr. Bump brings with him 25 years of domestic and international industry experience with both small and large independent operators. From 2011 to 2014, he worked for Anadarko Petroleum Corporation as the Drilling and Completions Manager overseeing the Mozambique operations. From 2006 through 2011, Mr. Bump served as Anadarko’s Gulf of Mexico and International Deepwater Completions Manager. From 1997 until 2006, Mr. Bump held a variety of positions with Kerr-McGee Oil and Gas prior to the merger with Anadarko Petroleum Corporation. These positions included Gulf of Mexico/International Deepwater Completions Manager, Drilling Engineering Manager of China Operations, and Deepwater Drilling Engineer. Prior to 1997, he held various engineering positions at several small independent operators. Mr. Bump received Bachelor of Science Degree in Petroleum Engineering from Texas A&M University in 1989.

William J. Williford joined W&T in June 2006 and was appointed Vice President and General Manager Gulf of Mexico in 2018. Since 2006, he has served in various positions of increasing responsibility with the Company, including Reservoir Engineer, Exploration Project Manager, General Manager Deepwater Gulf of Mexico, and most recently, General Manager Gulf of Mexico Shelf and Deepwater. Mr. Williford has over 20 years of oil and gas technical experience with large independents in the Gulf of Mexico and Domestic Onshore. Prior to joining W&T, Mr. Williford held positions in reservoir, production, and operations at Kerr-McGee and Oryx Energy. Mr. Williford received a B.S. in Petroleum Engineering from Mississippi State University.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Lisa Elliott	Janet Yang
	Dennard Lascar Investor Relations	Vice President & Chief Financial Officer
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326

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